As filed with the Securities and Exchange Commission on June 8, 2018

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNAVAX TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0728374
(State of Incorporation)	(I.R.S. Employer Identification Number)

2929 Seventh Street, Suite 100

Berkeley, CA 94710

(510) 848-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dynavax Technologies Corporation Amended and Restated 2014 Employee Stock Purchase Plan

Dynavax Technologies Corporation 2018 Equity Incentive Plan

(Full Title of the Plan)

Michael Ostrach

Senior Vice President, Chief Financial Officer and Chief Business Officer

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA 94710

(510) 848-5100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Glen Y. Sato, Esq.

Cooley LLP

3175 Hanover St.

Palo Alto, CA 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share
— Amended and Restated 2014 Employee Stock Purchase Plan, including related rights to purchase Series A Junior Participating Preferred Stock(1)	600,000	$15.55	$9,330,000.00	$1,161.59
— 2018 Equity Incentive Plan, including related rights to purchase Series A Junior Participating Preferred Stock(1)	12,617,869	$15.55-15.80	$196,234,112.95	$24,431.16
Total	13,217,869	$15.55-15.80	$205,564,112.95	$25,592.75

(1)	Each share of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) being registered hereunder, if issued prior to the termination by the Registrant of its Rights Agreement, dated as of November 5, 2008, between the Registrant and the rights agent named therein, includes Series A Junior Participating Preferred Stock purchase rights (the “Rights”). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s Common Stock and have no value except as reflected in the market price of the shares to which they are attached.
(2)	This Registration Statement registers the offer and sale of an aggregate of (a) 600,000 shares of the Registrant’s Common Stock that are issuable under the Dynavax Technologies Corporation Amended and Restated 2014 Employee Stock Purchase Plan (“2014 ESPP”), and (b) 12,617,869 shares of the Registrant’s Common Stock that are or that may become issuable under the Dynavax Technologies Corporation 2018 Equity Incentive Plan (the “2018 Plan”), which such number of shares of Common Stock is comprised of the sum of (i) 5,000,000 newly reserved shares of Common Stock. (ii) 140,250 unallocated shares of Common Stock remaining available for the grant of new awards under the Dynavax Technologies Corporation 2011 Equity Incentive Plan (the “2011 Plan”) as of May 31, 2018, and (iii) 7,477,619 shares of Common Stock subject to outstanding awards granted under the 2011 Plan and under the Dynavax Technologies Corporation 2017 Inducement Award Plan (the “2017 Plan” and together with the 2011 Plan, the “Prior Plans”) that may become available for grant under the Prior Plans as such shares become available from time to time as set forth in the Prior Plans. For more details, see the Explanatory Note following this cover page.
(3)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2018 Plan or under the 2014 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act. The offering price per share and the aggregate offering price are based on (a) the average of the high ($16.40) and low ($14.70) sales prices for the Common Stock reported by the Nasdaq Capital Market on June 4, 2018, and (b) the weighted average exercise price for the shares of Common Stock subject to options granted under 2018 Plan.

Securities	Number of Shares of Common Stock	Offering Price Per Share		Aggregate Offering Price/Registration Fee
Common Stock, $0.001 par value per share, reserved for future grant under the Dynavax Technologies Corporation Amended and Restated 2014 Employee Stock Purchase Plan	600,000	$15.55	(4)(a)	$9,330,000.00
Common Stock, $0.001 par value per share, issuable upon the exercise of outstanding options granted under the Dynavax Technologies Corporation 2018 Equity Incentive Plan	105,000	$15.80	(4)(b)	$1,659,000.00
Common Stock, $0.001 par value per share, reserved for future grant under the Dynavax Technologies Corporation 2018 Equity Incentive Plan	12,512,869	$15.55	(4)(a)	$194,575,112.95

Proposed Maximum Aggregate Offering Price	$205,564,112.95
Registration Fee	$25,592.73

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional (a) 600,000 shares of the Registrant’s Common Stock reserved for issuance under the 2014 ESPP, and (b) 12,617,869 shares of the Registrant’s Common Stock reserved for issuance under the Dynavax Technologies Corporation 2018 Equity Incentive Plan (the “2018 Plan”), as further detailed below.

On May 31, 2018 (the “Effective Date”), at the 2018 Annual Meeting of Stockholders of Dynavax Technologies Corporation, a Delaware corporation (the “Company”), the Company’s stockholders approved the 2018 Plan. The 2018 Plan provides, among other things, that the number of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), reserved for issuance under the 2018 Plan (subject to adjustment for certain changes in the Company’s capitalization) is equal to the sum of (i) 5,000,000 newly reserved shares of Common Stock. (ii) 140,250 unallocated shares of Common Stock remaining available for the grant of new awards under the Dynavax Technologies Corporation 2011 Equity Incentive Plan (the “2011 Plan”) as of May 31, 2018, and (iii) 7,477,619 shares of Common Stock subject to outstanding awards granted under the 2011 Plan and under the Dynavax Technologies Corporation 2017 Inducement Award Plan (the “2017 Plan” and together with the 2011 Plan, the “Prior Plans”) that may become available for grant under the Prior Plans as such shares become available from time to time (such shares, the “Prior Plans’ Returning Shares”). Such Prior Plans’ Returning Shares become available for issuance under the 2018 Plan if outstanding stock awards granted under the Prior Plans, from and after the Effective Date, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding stock options and stock appreciation rights granted under the Prior Plans with an exercise or strike price of at least 100% of the fair market value of the underlying Common Stock on the date of grant, are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a stock award.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the 2014 ESPP and 2018 Plan, as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 8, 2018;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 9, 2018;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 9, 2018, February 20, 2018, February 22, 2018, March 2, 2018, April 18, 2018, April 26, 2018, June 1, 2018 and June 5, 2018;

•	the information specifically incorporated by reference into the Registrant’s 2017 Annual Report on Form 10-K referred to above from the Registrant’s definitive proxy statement relating to the Registrant’s 2018 annual meeting of stockholders, filed with the Commission on April 20, 2018; and

•	the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A, filed with the Commission on February 6, 2004, as amended by Form 8-A, filed with the Commission on November 6, 2008, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

As permitted by Delaware law, the Registrant’s restated certificate of incorporation provides that no director will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the duty of loyalty to the Registrant or the Registrant’s stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

•	for any transaction from which the director derived an improper personal benefit.

The Registrant’s restated certificate of incorporation further provides that the Registrant must indemnify the Registrant’s directors to the fullest extent permitted by Delaware law. In addition, the Registrant’s amended and restated bylaws provide that:

•	the Registrant is required to indemnify the Registrant’s directors to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

•	the Registrant may indemnify the Registrant’s officers, employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses to the Registrant’s directors as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers that require the Registrant to indemnify these persons against expenses, witness fees, damages, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Registrant or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

EXHIBITS

		Incorporated by Reference
Exhibit Number	Document	Exhibit Number	Filing	Filing Date	File No.	Filed Herewith

3.1	Sixth Amended and Restated Certificate of Incorporation	3.1	S-1/A	February 5, 2004	333-109965

3.2	Amended and Restated Bylaws	3.2	S-1/A	February 5, 2004	333-109965

3.3	Form of Certificate of Designation of Series A Junior Participating Preferred Stock	3.3	8-K	November 6, 2008	000-50577

3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation	3.1	8-K	January 4, 2010	001-34207

3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation	3.1	8-K	January 5, 2011	001-34207

3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation	3.6	8-K	May 30, 2013	001-34207

3.7	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation	3.1	8-K	November 10, 2014	001-34207

3.8	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation	3.1	8-K	June 2, 2017	001-34207

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 and 3.8 above

4.2	Form of Specimen Common Stock Certificate	4.2	S-1/A	January 16, 2004	333-109965

4.3	Rights Agreement dated as of November 5, 2008, by and between the Company and Mellon Investor Services LLC	4.4	8-K	November 6, 2008	000-50577

4.4	Form of Right Certificate	4.5	8-K	November 6, 2008	000-50577

5.1	Opinion of Cooley LLP					X

		Incorporated by Reference
Exhibit Number	Document	Exhibit Number	Filing	Filing Date	File No.	Filed Herewith

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Cooley LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (see Signature Page)

99.1	Dynavax Technologies Corporation Amended and Restated 2014 Employee Stock Purchase Plan	Appendix B	DEF 14A	April 20, 2018	001-34207

99.2	Dynavax Technologies Corporation 2018 Equity Incentive Plan	10.1	8-K	June 1, 2018	001-34207

99.3	Form of Restricted Stock Unit Award Notice and Agreement used in connection with the Dynavax Technologies Corporation 2018 Equity Incentive Plan	10.2	8-K	June 1, 2018	001-34207

99.4	Form of Option Notice and Agreement used in connection with the Dynavax Technologies Corporation 2018 Equity Incentive Plan	10.3	8-K	June 1, 2018	001-34207

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on this 8th day of June 2018.

DYNAVAX TECHNOLOGIES CORPORATION

By:	/s/ EDDIE GRAY
Eddie Gray Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below does hereby constitute and appoint Eddie Gray and Michael Ostrach, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDDIE GRAY Eddie Gray	Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2018

/s/ MICHAEL OSTRACH Michael Ostrach	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	June 8, 2018

/s/ DAVID JOHNSON David Johnson	Vice President, Chief Accounting Officer (Principal Accounting Officer)	June 8, 2018

/s/ ARNOLD L. ORONSKY, Ph.D. Arnold L. Oronsky, Ph.D.	Director	June 8, 2018

/s/ LAURA BREGE Laura Brege	Director	June 8, 2018

/s/ FRANCIS R. CANO, Ph.D. Francis R. Cano, Ph.D.	Director	June 8, 2018

Signature	Title	Date

/s/ DENNIS A. CARSON, M.D. Dennis A. Carson, M.D.	Director	June 8, 2018

/s/ DANIEL L. KISNER, M.D. Daniel L. Kisner, M.D.	Director	June 8, 2018

/s/ PEGGY V. PHILLIPS Peggy V. Phillips	Director	June 8, 2018

/s/ NATALE S. RICCIARDI Natale S. Ricciardi	Director	June 8, 2018